Exhibit 5.1

Akerman Senterfitt

One Southeast Third Avenue

28th Floor

Miami, Florida 33131-1714

October 31, 2003

Aphton Corporation

80 S.W. Eighth Street

Miami, FL 33130

Ladies and Gentlemen:

Aphton Corporation, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the sale from time to time by the selling stockholders named in the prospectus included therein of up to 4,900,000 shares of the Company’s common stock, $.001 par value per share, which is comprised of (i) 3,920,000 shares of the Company’s common stock (the “Shares”) and (ii) warrants to purchase an aggregate of 980,000 shares of the Company’s common stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) that the Company is required to register under the terms of the Purchase Agreement (as defined below). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended; (2) the Common Stock and Warrant Purchase Agreement, dated as of September 16, 2003, among the Company and the selling stockholders that are signatory thereto (the “Purchase Agreement”), (3) the Warrants; and (4) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Based upon the foregoing examination, we are of the opinion that (i) the Shares have been duly authorized, validly issued, fully paid and non-assessable and (ii) the Warrant Shares have been duly authorized and, when issued against payment of the exercise price as provided for therein (if the selling stockholders do not avail themselves of the cashless exercise provision contained therein), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/S/    AKERMAN SENTERFITT